Exhibit 99.1

BioLargo Doubles Annual Revenues - Again

Westminster, CA – January 22, 2024 – BioLargo, Inc. (OTCQB:BLGO), a company that creates and commercializes sustainable technologies to solve tough environmental and cleantech challenges, announced that its annual revenues for the year ended December 31, 2023, were more than double 2022 revenues, representing the second year in a row revenues have doubled.

BioLargo’s increase in sales were primarily driven by sales of Pooph, a blockbuster pet odor control product line that features safe, effective and eco-friendly products sold through national retailers like Amazon, Walmart, Chewy and more. BioLargo serves as a technology partner and supplier to Pooph, Inc., and they manage the national marketing, branding, and distribution for the Pooph line of products.

BioLargo President and CEO Dennis P. Calvert said, “The success of Pooph validates our business model of inventing a best-in-class technology-based product, proving it up through world-class R&D, and partnering to maximize commercial reach. The team at Pooph informs us that they expect to continue growing sales in 2024 and by doing so, they will continue to increase the value of its brand. These are both are great developments for BioLargo.”

He continued, “The response from the marketplace to our PFAS removal and water treatment related technologies as well as our long duration battery storage solution is highly encouraging for 2024 and beyond. We expect to earn our first revenues from our proprietary PFAS treatment technology this year thanks to our securing a key municipal drinking water project, the success of which we anticipate will springboard the technology into more and more projects as customers become more comfortable with our novel technology with superior claims over the competition.”

The company is still working to conclude its audit of its 2023 financial statements and intends to file its annual report with the SEC at the end of March. The revenue estimates for 2023 are preliminary and subject to change pending review and audit by the company’s independent registered public accounting firm.

About BioLargo, Inc.

BioLargo, Inc. (OTCQB:BLGO) is a cleantech and life sciences innovator and engineering services solution provider. Our core products address PFAS contamination, achieve advanced water and wastewater treatment, control odor and VOCs, improve air quality, enable energy-efficiency and safe on-site energy storage, and control infections and infectious disease. Our approach is to invent or acquire novel technologies, develop them into product offerings, and extend their commercial reach through licensing and channel partnerships to maximize their impact. See our website at www.BioLargo.com.

Contact Information

Dennis P. Calvert

President and CEO, BioLargo, Inc.

888-400-2863

Safe Harbor Act

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include without limitation those about BioLargo’s (the “Company”) expectations regarding anticipated revenue; and plans for future operations. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include without limitation: the effect of regional economic conditions on the Company’s business, including effects on purchasing decisions by consumers and businesses; the ability of the Company to compete in markets that are highly competitive and subject to rapid technological change; the ability of the Company to manage frequent introductions and transitions of products and services, including delivering to the marketplace, and stimulating customer demand for, new products, services, and technological innovations on a timely basis; the dependency of the Company on the performance of distributors of the Company’s products. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.